Exhibit 99.1

PRESS RELEASE

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, PA  17061

1-866-642-7736

CONTACTS

Rory G. Ritrievi President & Chief Executive Officer	Michael D. Peduzzi, CPA Chief Financial Officer

MID PENN BANCORP, INC. REPORTS SECOND QUARTER 2021 EARNINGS

AND DECLARES DIVIDEND

July 26, 2021 – Millersburg, PA – Mid Penn Bancorp, Inc. (“Mid Penn”) (NASDAQ: MPB), the parent company of Mid Penn Bank (the “Bank”) and MPB Financial Services, LLC, today reported net income to common shareholders (earnings) for the quarter ended June 30, 2021 of $9,613,000 or $0.93 per common share basic and diluted, compared to earnings of $6,833,000 or $0.81 per common share basic and diluted for the quarter ended June 30, 2020. The earnings per share for the quarter ended June 30, 2021 reflect an increase of over 15 percent compared to the earnings for the same period in the prior year.  Earnings for the six months ended June 30, 2021 were $18,925,000 or $2.02 per common share basic and diluted, compared to earnings of $10,651,000 or $1.26 per common share basic and diluted for the six months ended June 30, 2020.  The earnings per share for the first half of 2021 represents a 60 percent increase over the same period in 2020.  Mid Penn also reported total assets of $3,461,792,000 as of June 30, 2021, reflecting an increase of $462,844,000 or over 15 percent compared to total assets of $2,998,948,000 as of December 31, 2020.

Tangible book value per common share, a non-GAAP measure that is regularly reported in the banking industry and the most directly comparable non-GAAP measure to book value per share, favorably increased to $24.10 as of June 30, 2021, compared to $22.39 as of December 31, 2020 and $20.86 as of June 30, 2020.  The GAAP measure of book value per share was $29.94 as of June 30, 2021 compared to $30.37 at December 31, 2020, and $28.94 as of June 30, 2020.  Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Measures (Unaudited)” for a discussion of our use of non-GAAP adjusted financial information, which includes tables reconciling GAAP and non-GAAP adjusted financial measures for these and certain other periods ended from June 30, 2020 to June 30, 2021.

Included in total assets as of June 30, 2021 are $391,826,000 of Paycheck Protection Program (“PPP”) loans, net of deferred fees, with this total being comprised of (i) $317,428,000 of PPP 2021 loans, net of deferred fees, originated during the first two quarters of 2021; and (ii) $74,398,000 of PPP 2020 loans, net of deferred fees, originated during 2020 which, as of June 30, 2021, were still outstanding.  Comparatively, as of December 31, 2020, Mid Penn had $388,313,000 of PPP 2020 loans outstanding, net of deferred fees.  Mid Penn had $14,472,000 of PPP deferred loan processing fees not yet realized as income as of June 30, 2021, consisting of (i) $872,000 of loan processing fees received related to PPP loans funded during the year ended December 31, 2020, and (ii) $13,600,000 of loan processing fees received related to PPP loans funded during the six months ended June 30, 2021.  Comparatively, as of December 31, 2020, Mid Penn had $7,746,000 of PPP deferred loan processing fees not yet realized as income, all resulting from PPP loans funded during the year ended December 31, 2020.  Mid Penn was a significant participating lender under the PPP, which was originally created when the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act was signed into law on March 27, 2020, extended by the signing of the Consolidated Appropriations Act, 2021 into law on December 27, 2020, and further extended to May 31, 2021 by the PPP Extension Act of 2021.

Total core banking loans (total loans excluding both the PPP loans outstanding, and residential mortgage loans held for sale, a non-GAAP measure), increased by $107,639,000 since year-end 2020 and totaled $2,103,366,000 as of June 30, 2021, representing an annualized growth rate of 11 percent.  Deposit growth since year-end 2020 through June 30, 2021 totaled $307,544,000 representing an annualized deposit growth rate of over 25 percent, including an increase of $155,792,000 in noninterest-bearing deposits including some remaining proceeds deposited from PPP loan funding.  Also, during the first half of 2021, the Bank obtained $71,272,000 of additional net funding (draws less paydowns) from the Federal Reserve through the Paycheck Protection Program Liquidity Facility (“PPPLF”), with such funding used to support the PPP 2021 loan production.  Under the PPPLF, the Federal Reserve supplies financing to the Bank at a rate of 35 basis points (0.35%) for a term and amount determined based on the principal amount of PPP loans fully and specifically pledged as collateral in support of the PPPLF borrowings.  Draws of PPPLF funds must be repaid to the Federal Reserve immediately after the specific PPP loans collateralizing the related draws are repaid to the Bank.

Additionally, as previously announced on a Form 8-K on May 4, 2021, Mid Penn completed an underwritten public offering of 2,990,000 shares of common stock at a price of $25.00 per share, with the aggregate gross proceeds of the offering totaling $74,750,000 before underwriting discounts and offering expenses.  The net proceeds of the offering after deducting the underwriting discount and offering expenses were $70,238,000.  The additional shares issued on May 4, 2021 significantly impacted the weighted average number of shares outstanding used for both the second quarter of 2021 and year-to-date 2021 earnings per share calculations.

MERGER & ACQUISITION ACTIVITIES

On June 30, 2021, and as announced on a Form 8-K including related disclosures, Mid Penn entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Riverview Financial Corporation (“Riverview”) pursuant to which Riverview will merge with and into Mid Penn (the “Merger”), with Mid Penn being the surviving corporation in the Merger. Pending required bank regulatory agency and shareholder approvals, upon consummation of the Merger, Riverview Bank, a wholly-owned subsidiary of Riverview, will be merged with and into Mid Penn Bank (the “Bank Merger”), a wholly-owned subsidiary of Mid Penn, with Mid Penn Bank being the surviving bank in the Bank Merger. The Merger Agreement was unanimously approved by the boards of directors of Mid Penn and Riverview.

Under the terms of the Merger Agreement, shareholders of Riverview will have the right to receive 0.4833 shares of Mid Penn common stock for each share of Riverview common stock they own. It is expected that the Merger will be completed in the fourth quarter of 2021 pending required approvals.

PRESIDENT’S STATEMENT

We are very pleased to deliver these strong operating results to both our legacy retail and institutional shareholders and the institutional shareholders we picked up in our recent common equity raise.

With healthy organic growth on both sides of the balance sheet, strong performance in noninterest income production and great progress in PPP loan forgiveness, we delivered yet another quarter of impressive net earnings which ultimately bolstered our tangible book value per share by $1.71 per share since December 31, 2020.

During this second quarter, while delivering that performance, we also initiated and completed an impressive follow-on common stock offering and announced our agreement to acquire Riverview Financial Corporation.

We feel that those three achievements will go a long way toward setting the table for continued strong performance not only throughout the remainder of 2021, but into 2022 and beyond.

The results of the first six months of 2021 reflect significant progress toward our goal of building the best community bank franchise in PA.

It is with all of the above in mind that the Board of Directors proudly announces the declaration of a third quarter dividend of $0.20 per common share payable on August 23, 2021 to shareholders of record as of August 10, 2021.

OPERATING RESULTS

Net Interest Income and Net Interest Margin

For the three months ended June 30, 2021, net interest income was $26,877,000, an increase of $5,531,000 or 26 percent compared to net interest income of $21,346,000 for the quarter ended June 30, 2020. Through the six months ended June 30, 2021, net interest income was $52,202,000, an increase of $13,191,000 or 34 percent compared to net interest income of $39,011,000 for the six months ended June 30, 2020. The year-over-year increase in earnings for the first six months was primarily the result of Mid Penn’s continued participation in the PPP program, as the six months ended June 30, 2021 included the recognition of $11,291,000 of PPP loan processing fees, an increase of $8,920,000 compared to $2,371,000 of PPP loan processing fees recognized during the same period in 2020. The PPP fees recognized in the first half of 2021 included both 2020 round 1 and 2021 round 2 loan forgiveness, while the first half of 2020 included only amortized 2020 round 1 fees.  These PPP fees are recognized within interest income over the term of the respective loan, or sooner if the loans are forgiven by the SBA, or the borrowers otherwise pay down principal prior to a loan’s stated maturity.  Also contributing to the net interest income increase were the interest and fees from core loan growth since June 30, 2020 and the reduced interest expense due to the lower cost of deposits in the first six months of 2021 compared to the same period in 2020.

Mid Penn’s tax-equivalent net interest margin for the three months ended June 30, 2021 was 3.34 percent compared to 3.37 percent for the three months ended June 30, 2020.  For the six months ended June 30, 2021, Mid Penn’s tax-equivalent net interest was 3.40 percent versus 3.41 percent for the six months ended June 30, 2020. Though the year-to-date and quarterly average balance of interest-earning assets increased year over year, the yields on interest-earning assets declined due to both (i) the full impact in 2021 of the reduction in rates due to the Federal Open Market Committee (“FOMC”) rate cuts initiated during March 2020 in response to the COVID-19 pandemic, and (ii) the significant average balance of PPP loans outstanding during both the six and three month periods ended June 30, 2021 comprised of PPP loans originated in both 2020 and 2021, which earn interest at a rate of 1 percent while outstanding.  The decrease in the yield on interest-earning assets was substantially offset by a favorable decrease in the cost of funds, as the total cost of deposits for the three months ended June 30, 2021 favorably decreased to 0.57 percent compared to 0.94 percent for the three months ended June 30, 2020, and favorably decreased from 1.22 percent to 0.66 percent for the six months ended June 30, 2021.  The reduction in the cost of funds reflects both the aforementioned growth in noninterest-bearing deposits, and deposit rate decreases, many of which resulted from both management-initiated and market rate cuts due to impact of the COVID-19 pandemic.

Noninterest Income

For the three months ended June 30, 2021, noninterest income totaled $5,652,000, an increase of $2,030,000 or 56 percent, compared to noninterest income of $3,622,000 for the three months ended June 30, 2020. For the six months ended June 30, 2021, noninterest income totaled $10,364,000, an increase of $3,808,000 or 58 percent, compared to noninterest income of $6,556,000 for the same period in 2020.

Mortgage banking income was $5,220,000 for the six months ended June 30, 2021, an increase of $2,400,000 or nearly double the mortgage banking income of $2,820,000 recorded during the six months ended June 30, 2020.  Mid Penn significantly increased residential mortgage originations (both purchase and refinance activity) and secondary-market loan sales and gains when comparing the first six months of 2021 to the same period last year, as mortgage interest rates declined as a result of responses to the pandemic, and remained low in the twelve months since June 30, 2020, resulting in significantly increased mortgage loan production for both home purchasing and refinancing activity.

Income from fiduciary and wealth management activities was $1,098,000 for the six months ended June 30, 2021, an increase of $293,000 or 36 percent, compared to fiduciary income of $805,000 for the same period in 2020. These additional revenues were attributed to favorable growth in trust assets under management and increased sales of retail investment products.

ATM debit card interchange income was $1,224,000 for the six months ended June 30, 2021, an increase of $333,000 or 37 percent compared to interchange income of $891,000 for the six months ended June 30, 2020. The increase resulted from increasing card-based transaction usage across our expanding checking account customer base.

Net gains on sales of SBA loans were $455,000 for the six months ended June 30, 2021, an increase of $193,000 or 74 percent compared to net gains on sales of SBA loans of $262,000 during the same period of 2020.  During the first six months of 2020, much of the focus of the SBA lending function was on the PPP loan program, resulting in a lower volume of traditional SBA loans being originated in 2020, while the volume of traditional SBA loan originations and sales have generally returned to pre-pandemic levels during the first six months of 2021.

Merchant services income was $301,000 for the six months ended June 30, 2021, an increase of $120,000 or 66 percent compared to merchant services income of $181,000 during the same period in 2020.  The increase was primarily attributable to new and expanded cash management relationships, including those from new PPP customers.

Other income was $1,588,000 for the six months ended June 30, 2021, an increase of $706,000 compared to other income of $882,000 for the six months ended June 30, 2020.  The increase in other income was primarily driven by higher volumes of fee-based income, including fees from new loan-level swaps, wire transfer fees, letter of credit fees, and credit card program referrals and royalties.

Mid Penn recorded no net gains on sales of investment securities during the six months ended June 30, 2021, compared to net gains on sales of securities of $243,000 for the six months ended June 30, 2020.  Sale volume and gains vary from period to period based upon market conditions, as well as investment portfolio and interest rate risk management activities.

Noninterest Expense

For the three months ended June 30, 2021, noninterest expense totaled $19,456,000, an increase of $4,053,000 or 26 percent, compared to noninterest expense of $15,403,000 for the three months ended June 30, 2020. For the six months ended June 30, 2021, noninterest expense totaled $37,014,000, an increase of $6,030,000 or 20 percent, compared to noninterest expense of $30,984,000 for the six months ended June 30, 2020.

Salaries and employee benefits were $19,531,000 for the six months ended June 30, 2021, an increase of $3,264,000 or 20 percent, versus the same period in 2020, with the increase primarily attributable to increased mortgage commissions expense commensurate with the significant increases in mortgage loan originations and secondary market sales gains from the mortgage banking group.

Software licensing and utilization costs were $2,942,000 for the six months ended June 30, 2021, an increase of $424,000 or 17 percent compared to $2,518,000 for the six months ended June 30, 2020.  Mid Penn continues to invest in upgrades to internal systems, networks, storage capabilities, cybersecurity management, and data security mechanisms to enhance data management and security capabilities responsive to both the larger company profile and the increasing complexity of information technology management.  This increase also reflects the additional costs from both transaction volume-based charges, and licensing fees related to the addition of new staff added since June 30, 2020.

FDIC assessment expense was $903,000 for the six months ended June 30, 2021, an increase of $234,000 or 35 percent compared to $669,000 for the six months ended June 30, 2020.  The increased FDIC assessment aligns with the year-over-year growth of the average assets of the Bank on which the assessment is based.

Community and charitable contributions which qualified for State tax credits totaled $635,000 for the six months ended June 30, 2021, compared to similar program contributions of $545,000 for the six months ended June 30, 2020.  This variance reflects the timing of certain tax-credit-qualifying donations made to participants within Pennsylvania’s Department of Community and Economic Development (“DCED”) Educational Improvement Tax Credit Program (“EITC”), and to moderate-to-low-income housing projects in the DCED’s Neighborhood Assistance Program (“NAP”) which have been approved by the Commonwealth of Pennsylvania. These EITC and NAP contributions generated tax credits totaling $480,000 and $415,000 during the periods ended June 30, 2021 and 2020, respectively, to be applied to and reduce Mid Penn’s Pennsylvania bank shares tax liability.  These contributions and programs are also key elements of Mid Penn’s Community Reinvestment Act compliance activities.

Pennsylvania bank shares tax expense was $524,000 for the six months ended June 30, 2021, an increase of $64,000 or 14 percent compared to $460,000 for the six months ended June 30, 2020.  The increase in shares tax expense generally reflects an increase in total shareholder’s equity upon which the tax is based, net of the impact of any state tax credits generated by the Bank.

Mortgage banking profit-sharing expense totaled $865,000 for the six months ended June 30, 2021 compared to $150,000 for the six months ended June 30, 2020 and, for both periods, related to payments to third-party principals within the Southeastern Pennsylvania mortgage banking group at Mid Penn.  The increase for 2021 reflects the substantial increase in the revenues and profits of the mortgage banking group year over year.

Merger-related expenses totaled $522,000 for the six months ended June 30, 2021 and consisted of legal and professional fees associated with the due diligence, fairness opinion, and other costs related to the planned Riverview acquisition announced on June 30, 2021.

Legal and professional fees were $981,000 for the six months ended June 30, 2021, an increase of $280,000 or 40 percent compared to $701,000 for the six months ended June 30, 2020, with this increase being attributable to consulting expenses related to strengthening and enhancing Mid Penn’s commercial online banking facility, as well as other information technology and cybersecurity management activities.

Other expenses increased $472,000 from $4,245,000 during the six months ended June 30, 2020 to $4,717,000 for the same period in 2021 due to organizational growth resulting in increases across several components of other expense, including insurance, correspondent service fees, investor relations, miscellaneous loan fees, loan collection costs, and directors’ fees.

The provision for income taxes was $4,477,000 during the six months ended June 30, 2021, compared to $2,332,000 of income tax provision recorded for the same period in 2020. The provision for income taxes for the six months ended June 30, 2021 reflects a combined Federal and State effective tax rate of 19.1 percent compared to 18.0 percent for the six months ended June 30, 2020.  The increase in the effective tax rate reflects both (i) higher pre-tax income when compared to the first six months of 2020, (ii) less tax-exempt interest recognized due to less tax-exempt securities being held in the investment security portfolio when compared to the prior year, and (iii) the impact of certain merger-related expenses incurred in 2021 which are nondeductible for federal tax purposes.  In addition to federal tax expense, for the six months ended June 30, 2021 and 2020, the income tax provision includes $152,000 and $60,000, respectively, of state income tax expense that Mid Penn pays to the states of New Jersey, Maryland, and Delaware for revenues sourced in those respective states.

FINANCIAL CONDITION

Loans

Total loans at June 30, 2021 were $2,495,192,000 compared to $2,384,041,000 at December 31, 2020, an increase of $111,151,000 or over 5 percent since year-end 2020.  The loan growth since December 31, 2020 reflects an increase of $107,639,000 in non-PPP core banking loans, primarily in commercial real estate credits, and commercial and industrial financing loans.  The remaining increase of $3,512,000 is attributable to a net increase in the balance of PPP loans outstanding, reflecting the net impact of both new 2021 PPP round 2 loans funded, and any year-to-date PPP loans forgiven.

Investments

Mid Penn’s portfolio of held-to-maturity securities, recorded at amortized cost, increased $24,740,000 to $153,032,000 as of June 30, 2021, as compared to $128,292,000 as of December 31, 2020.  Mid Penn’s total available-for-sale securities portfolio increased $2,414,000 or 42 percent, from $5,748,000 at December 31, 2020 to $8,162,000 at June 30, 2021.  The balances of the held-to-maturity and available-for-sale portfolios generally are managed to provide income and liquidity from prepayments of U.S government agency holdings in the portfolio, and to meet the Bank’s public funds and Trust deposit pledging requirements.

Deposits

Total deposits increased $307,543,000 or 12 percent, from $2,474,580,000 at December 31, 2020, to $2,782,124,000 at June 30, 2021.  Deposit growth was led by substantial increases in noninterest-bearing balances and money market deposits, primarily due to both expanded cash management and commercial deposit account relationships, and new deposits established as a result of Mid Penn’s PPP loan funding activities.

Short-Term Borrowings

Short-term borrowings increased to $196,889,000 as of June 30, 2021 as compared to $125,617,000 as of December 31, 2020, and for both dates, consisted entirely of Mid Penn’s utilization of the Federal Reserve’s PPPLF.  The PPPLF allows banks to pledge PPP loans as collateral to borrow funds for up to a term of five years (to match the term of the respective PPP loans) at a fixed interest rate of 0.35 percent.

Capital

Shareholders’ equity increased by $85,881,000 or 34 percent from $255,688,000 as of December 31, 2020 to $341,569,000 as of June 30, 2021. The increase in shareholders’ equity primarily reflects both (i) the impact of the common stock capital raise which resulted in the issuance of 2,990,000 shares of Mid Penn common stock and an increase of over $70 million in common stock capital, and (ii) growth in retained earnings through year-to-date net income, less dividends declared and paid through the first six months of 2021.  Regulatory capital ratios for both Mid Penn and its banking subsidiary exceeded regulatory “well-capitalized” levels at both June 30, 2021 and December 31, 2020.

ASSET QUALITY and COVID-19 IMPACT

Excluding PPP loans, which are guaranteed by the SBA and have no associated loss allowance, the allowance for loan and lease losses as a percentage of core loans (a non-GAAP measure) was 0.70 percent as of June 30, 2021 compared to 0.67 percent as of December 31, 2020 and 0.60 percent as of June 30, 2020.  The allowance for loan and lease losses as a percentage of total loans including PPP loans was 0.59 percent at June 30, 2021, compared to 0.56 percent at December 31, 2020 and 0.45 percent at June 30, 2020. Mid Penn had $588,667,000 of PPP loans outstanding, net of deferred fees, as of June 30, 2020.  Mid Penn had net loan charge-offs of $816,000 and $48,000 for the six months ended June 30, 2021 and 2020, respectively, with the increase in the first six months of 2021 related to the workout of two larger nonperforming loans late in the first quarter.

The provision for loan losses was $2,150,000 for the six months ended June 30, 2021, an increase of 34 percent compared to the provision for loan losses of $1,600,000 for the six months ended June 30, 2020.  The allowance for loan losses and the related provision reflect Mid Penn’s continued application of the incurred loss method for estimating credit losses as Mid Penn is not yet required to adopt the current expected credit loss (“CECL”) accounting standard.  The increase in the loan loss reserves and the provision was primarily the result of (i) providing for core loan growth during the six months ended June 30, 2021, (ii) increases in certain specific reserve allocations on nonperforming loans, and (iii) an increase in qualitative factors related to economic and external conditions when compared to prior periods, with such changes driven by the possibility for ongoing financial implications from the COVID-19 pandemic on Mid Penn’s customers and market area.

Total nonperforming assets were $8,693,000 at June 30, 2021, a substantial decrease compared to nonperforming assets of $15,644,000 at December 31, 2020 and $16,799,000 at June 30, 2020. The decrease in nonperforming assets was primarily the result of the successful workout of two nonaccrual commercial relationships totaling $9,123,000 occurring in the first half of 2021:

•

Management determined that an acquired commercial loan relationship with three loans totaling $7,354,000 (reclassified to nonaccrual status in 2019) would likely involve a long-term workout period and substantial legal and other collection costs in order for the Bank to execute its rights on the commercial real estate collateral.  As part of its collection efforts, management identified a third party willing to purchase the Bank’s loans and rights for a $604,000 discount from the recorded balance. Management opted for this solution to both expedite the workout of the relationship, and eliminate the high and extended legal and collection costs associated with the long-term workout.

•

Additionally, during the first quarter of 2021, as part of the workout plan related to one commercial loan relationship consisting of five loans totaling $1,769,000 (reclassified to nonaccrual status in 2020), management capitalized on a strong offer from a qualified buyer on property collateralizing the loans, thereby avoiding a likely costly, long-term bankruptcy and foreclosed real estate situation.  The proceeds of the sale of the collateral were applied to the existing loans and management agreed to a partial charge-off of $255,000.

Given these large workouts, nonperforming assets were 0.35 percent of the total of loans plus other real estate assets as of June 30, 2021, a significant and favorable reduction compared to 0.66 percent at December 31, 2020 and 0.65 percent as of June 30, 2020.  Loan loss reserves as a percentage of nonperforming loans increased to 170 percent at June 30, 2021, compared to 86 percent at December 31, 2020 and 77 percent at June 30, 2020.  Total foreclosed real estate assets favorably decreased from $134,000 at December 31, 2020 to $11,000 at June 30, 2021.

As of June 30, 2021, the principal balance of loans remaining in a CARES Act qualifying deferment status totaled $314,000, or less than 1 percent of the total loan portfolio, a reduction compared to December 31, 2020, when $11,681,000 of loans, representing 1 percent of the total loan portfolio, were in this deferment status.  Most borrowers granted a CARES Act deferral have returned to regular payment status.   The CARES Act, along with a subsequent joint statement issued by banking agencies, provided that short-term modifications, made in response to the impact of COVID-19 to current and performing borrowers, did not need to be accounted for as troubled debt restructurings. Depending upon the specific needs and circumstances affecting each borrower, the majority of these modifications ranged from deferrals of both principal and interest payments to some borrowers reverting to interest-only payments.  The majority of the deferrals were granted for a period of three months, but some as long as six months, depending upon management’s specific evaluation of each borrower’s circumstances.  Interest continued to accrue on loans modified under the CARES Act during the deferral period.  Mid Penn had previously provided loan modifications meeting the CARES Act qualifications to over 1,000 borrowers.  Mid Penn remains in communication with each of the few borrowers still in deferral status to assess the ongoing credit standing of the borrowers, and may make further adjustments to a borrower’s relationship at some future time if warranted for the specific situation.

Asset quality measures did not reflect any new impaired assets or specific reserve allocations related to the financial impact of the COVID-19 pandemic, though Bank management is continuously and closely monitoring and evaluating the impact of the COVID-19 situation on the portfolio.   Management believes, based on information currently available, that the allowance for loan and lease losses of $14,716,000 is adequate as of June 30, 2021, to cover probable and estimated loan losses in the portfolio.

FINANCIAL HIGHLIGHTS (Unaudited):

(Dollars in thousands, except	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
per share data)	2021	2021	2020	2020	2020

Cash and cash equivalents	$636,347	$427,371	$303,724	$195,357	$143,755
Investment securities	161,702	134,318	134,555	150,333	158,879
Loans	2,495,192	2,646,236	2,384,041	2,521,827	2,445,765
Allowance for loan and lease losses	(14,716)	(13,591)	(13,382)	(12,170)	(11,067)
Net loans	2,480,476	2,632,645	2,370,659	2,509,657	2,434,698
Goodwill and other intangibles	66,644	66,919	67,200	67,631	67,948
Other assets	116,623	120,785	122,810	129,957	117,085
Total assets	$3,461,792	$3,382,038	$2,998,948	$3,052,935	$2,922,365

Noninterest-bearing deposits	$692,016	$676,717	$536,224	$534,918	$564,834
Interest-bearing deposits	2,090,108	1,990,110	1,938,356	1,921,480	1,761,479
Total deposits	2,782,124	2,666,827	2,474,580	2,456,398	2,326,313
Borrowings and subordinated debt	316,426	427,369	245,312	321,013	331,228
Other liabilities	21,673	23,806	23,368	27,335	21,479
Shareholders' equity	341,569	264,036	255,688	248,189	243,345
Total liabilities and shareholders' equity	$3,461,792	$3,382,038	$2,998,948	$3,052,935	$2,922,365

Book Value per Common Share	$29.94	$31.37	$30.37	$29.49	$28.94
Tangible Book Value per Common Share (a)	$24.10	$23.42	$22.39	$21.46	$20.86

(a) Non-GAAP measure; see Reconciliation of Non-GAAP Measures

OPERATING HIGHLIGHTS (Unaudited):

	Three Months Ended					Six Months Ended
(Dollars in thousands, except	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	June 30,
per share data)	2021	2021	2020	2020	2020	2021	2020

Interest income	$30,729	$29,168	$31,926	$26,122	$26,188	$59,897	$49,887
Interest expense	3,852	3,843	4,137	4,714	4,842	7,695	10,876
Net Interest Income	26,877	25,325	27,789	21,408	21,346	52,202	39,011
Provision for loan and lease losses	1,150	1,000	1,500	1,100	1,050	2,150	1,600
Noninterest income	5,652	4,712	6,050	5,302	3,622	10,364	6,556
Noninterest expense	19,456	17,558	21,419	18,174	15,403	37,014	30,984
Income before provision for income taxes	11,923	11,479	10,920	7,436	8,515	23,402	12,983
Provision for income taxes	2,310	2,167	1,909	889	1,682	4,477	2,332
Net income	$9,613	$9,312	$9,011	$6,547	$6,833	$18,925	$10,651

Basic Earnings per Common Share	$0.93	$1.11	$1.07	$0.78	$0.81	$2.02	$1.26
Diluted Earnings per Common Share	$0.93	$1.10	$1.06	$0.78	$0.81	$2.02	$1.26
Return on Average Equity	12.36%	14.58%	14.34%	10.64%	11.41%	13.36%	8.93%

	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
	2021 (b)	2021	2020	2020	2020
Tier 1 Capital (to Average Assets)	8.8%	6.7%	6.8%	6.6%	6.6%
Common Tier 1 Capital (to Risk Weighted Assets)	13.1%	9.7%	9.6%	9.5%	9.5%
Tier 1 Capital (to Risk Weighted Assets)	13.1%	9.7%	9.6%	9.5%	9.5%
Total Capital (to Risk Weighted Assets)	15.8%	12.5%	12.6%	12.3%	12.4%

(b) Reflects the impact of the May 4, 2021 common stock capital raise.

RECONCILIATION OF NON-GAAP MEASURES (Unaudited):

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). For tangible book value, the most directly comparable financial measure calculated in accordance with GAAP is book value.  We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets.  Goodwill and other intangible assets have the effect of increasing total book value while not increasing tangible book value.   Income tax effects of non-GAAP adjustments are calculated using the applicable statutory tax rate for the jurisdictions in which the charges (benefits) are incurred, while taking into consideration any valuation allowances or non-deductible portions of the non-GAAP adjustments.  Non-PPP core banking loans are important to investors as they are indicative of portfolio loans and related growth from traditional bank activities, and excludes short-term or nonrecurring loans from special programs like the PPP. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Mid Penn’s results and financial condition as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding Mid Penn’s ongoing operating results. This supplemental presentation should not be construed as an inference that Mid Penn’s future results will be unaffected by similar adjustments to be determined in accordance with GAAP.

Tangible Book Value Per Share

(Dollars in thousands, except	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
per share data)	2021	2021	2020	2020	2020

Shareholders' Equity	$341,569	$264,036	$255,688	$248,189	$243,345
Less: Goodwill	62,840	62,840	62,840	62,840	62,840
Less: Core Deposit and Other Intangibles	3,804	4,079	4,360	4,791	5,108
Tangible Equity	$274,925	$197,117	$188,488	$180,558	$175,397

Common Shares Outstanding	11,408,712	8,416,095	8,419,183	8,415,589	8,408,401

Tangible Book Value per Share	$24.10	$23.42	$22.39	$21.46	$20.86

Non-PPP Core Banking Loans

(Dollars in thousands, except	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
per share data)	2021	2021	2020	2020	2020

Loans and leases, net of unearned interest	$2,495,192	$2,646,236	$2,384,041	$2,521,827	$2,445,765
Less: PPP loans, net of deferred fees	391,826	590,035	388,313	613,924	588,667
Non-PPP core banking loans	$2,103,366	$2,056,201	$1,995,728	$1,907,903	$1,857,098

CONSOLIDATED BALANCE SHEETS (Unaudited):

(Dollars in thousands, except share data)	June 30, 2021	Dec. 31, 2020	June 30, 2020
ASSETS
Cash and due from banks	$35,815	$31,284	$33,495
Interest-bearing balances with other financial institutions	1,234	1,541	3,322
Federal funds sold	599,298	270,899	106,938
Total cash and cash equivalents	636,347	303,724	143,755

Investment securities held to maturity, at amortized cost	153,032	128,292	135,387
(fair value $156,579, $132,794, and $139,491)
Investment securities available for sale, at fair value	8,162	5,748	23,492
Equity securities available for sale, at fair value	508	515	518
Loans held for sale	24,202	25,506	21,812
Loans and leases, net of unearned interest	2,495,192	2,384,041	2,445,765
Less: Allowance for loan and lease losses	(14,716)	(13,382)	(11,067)
Net loans and leases	2,480,476	2,370,659	2,434,698

Bank premises and equipment, net	24,758	24,886	26,038
Operating lease right of use asset	10,364	10,157	10,587
Finance lease right of use asset	3,177	3,267	3,357
Cash surrender value of life insurance	17,332	17,183	17,033
Restricted investment in bank stocks	6,816	7,594	7,079
Accrued interest receivable	10,638	12,971	12,743
Deferred income taxes	5,465	3,619	1,533
Goodwill	62,840	62,840	62,840
Core deposit and other intangibles, net	3,804	4,360	5,108
Foreclosed assets held for sale	11	134	1,718
Other assets	13,860	17,493	14,667
Total Assets	$3,461,792	$2,998,948	$2,922,365
LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$692,016	$536,224	$564,834
Interest-bearing demand	629,375	605,567	518,857
Money Market	810,067	720,506	632,439
Savings	206,724	195,038	189,465
Time	443,942	417,245	420,718
Total Deposits	2,782,124	2,474,580	2,326,313

Short-term borrowings	196,889	125,617	203,937
Long-term debt	74,944	75,115	85,282
Subordinated debt	44,593	44,580	42,009
Operating lease liability	11,387	11,200	11,643
Accrued interest payable	2,122	2,007	2,590
Other liabilities	8,164	10,161	7,246
Total Liabilities	3,120,223	2,743,260	2,679,020

Shareholders' Equity:
Common stock, par value $1.00 per share; 20,000,000 shares authorized; Shares issued: 11,507,164 at June 30, 2021, 8,511,835 at Dec. 31, 2020, and 8,488,924 at June 30, 2020; Shares outstanding: 11,408,712 at June 30, 2021, 8,419,183 at Dec. 31, 2020 and 8,408,401 at June 30, 2020	11,507	8,512	8,489
Additional paid-in capital	246,546	178,853	178,497
Retained earnings	85,220	70,175	58,069
Accumulated other comprehensive income (loss)	219	(57)	(150)
Treasury stock, shares at cost; 98,452 at June 30, 2021, 92,652 at Dec. 31, 2020, and 80,523 at June 30, 2020	(1,923)	(1,795)	(1,560)
Total Shareholders’ Equity	341,569	255,688	243,345
Total Liabilities and Shareholders' Equity	$3,461,792	$2,998,948	$2,922,365

CONSOLIDATED STATEMENTS OF INCOME (Unaudited):

(Dollars in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
INTEREST INCOME
Interest and fees on loans and leases	$29,835	$25,116	$58,165	$47,365
Interest and dividends on investment securities:
U.S. Treasury and government agencies	225	460	403	1,131
State and political subdivision obligations, tax-exempt	278	248	555	469
Other securities	291	323	593	476
Total interest and dividends on investment securities	794	1,031	1,551	2,076

Interest on other interest-bearing balances	2	18	4	33
Interest on federal funds sold	98	23	177	413
Total Interest Income	30,729	26,188	59,897	49,887
INTEREST EXPENSE
Interest on deposits	2,916	4,009	5,882	9,389
Interest on short-term borrowings	232	45	406	45
Interest on long-term and subordinated debt	704	788	1,407	1,442
Total Interest Expense	3,852	4,842	7,695	10,876
Net Interest Income	26,877	21,346	52,202	39,011
PROVISION FOR LOAN AND LEASE LOSSES	1,150	1,050	2,150	1,600
Net Interest Income After Provision for Loan and Lease Losses	25,727	20,296	50,052	37,411
NONINTEREST INCOME
Mortgage banking income	2,841	1,638	5,220	2,820
Income from fiduciary and wealth management activities	542	421	1,098	805
Service charges on deposits	177	115	329	320
ATM debit card interchange income	656	475	1,224	891
Net gain on sales of SBA loans	355	178	455	262
Merchant services income	209	98	301	181
Earnings from cash surrender value of life insurance	75	76	149	152
Net gain on sales of investment securities	—	111	—	243
Other income	797	510	1,588	882
Total Noninterest Income	5,652	3,622	10,364	6,556
NONINTEREST EXPENSE
Salaries and employee benefits	9,933	7,986	19,531	16,267
Occupancy expense, net	1,317	1,333	2,797	2,772
Equipment expense	741	722	1,492	1,435
Software licensing and utilization	1,497	1,297	2,942	2,518
Pennsylvania bank shares tax expense	224	55	524	460
FDIC Assessment	433	357	903	669
Legal and professional fees	555	349	981	701
Charitable contributions qualifying for State tax credits	365	510	635	545
Mortgage banking profit-sharing expense	745	150	865	150
Marketing and advertising expense	157	98	292	302
Telephone expense	139	137	275	271
Gain on sale or write-down of foreclosed assets, net	(19)	—	(19)	—
Intangible amortization	276	326	557	649
Merger and acquisition expense	522	—	522	—
Other expenses	2,571	2,083	4,717	4,245
Total Noninterest Expense	19,456	15,403	37,014	30,984
INCOME BEFORE PROVISION FOR INCOME TAXES	11,923	8,515	23,402	12,983
Provision for income taxes	2,310	1,682	4,477	2,332
NET INCOME	$9,613	$6,833	$18,925	$10,651

PER COMMON SHARE DATA:
Basic Earnings Per Common Share	$0.93	$0.81	$2.02	$1.26
Diluted Earnings Per Common Share	$0.93	$0.81	$2.02	$1.26
Cash Dividends Declared	$0.20	$0.18	$0.39	$0.41

NET INTEREST MARGIN (Unaudited):

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	For the Three Months Ended
(Dollars in thousands)	June 30, 2021				March 31, 2021
	Average			Average	Average			Average
	Balance	Interest		Rates	Balance	Interest		Rates
ASSETS:
Interest Bearing Balances	$1,284	$2		0.62%	$1,401	$2		0.58%
Investment Securities:
Taxable	93,161	430		1.85%	78,456	385		1.99%
Tax-Exempt	55,811	352	(a)	2.53%	54,937	351	(a)	2.59%
Total Securities	148,972	782		2.11%	133,393	736		2.24%

Federal Funds Sold	477,001	98		0.08%	314,181	79		0.10%
Loans and Leases, Net	2,609,803	29,908	(b)	4.60%	2,531,917	28,406	(b)	4.55%
Restricted Investment in Bank Stocks	6,865	86		5.02%	7,052	95		5.46%
Total Earning Assets	3,243,925	30,876		3.82%	2,987,944	29,318		3.98%

Cash and Due from Banks	34,683				34,040
Other Assets	159,084				164,266
Total Assets	$3,437,692				$3,186,250

LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing Demand	$614,435	$579		0.38%	$602,015	$578		0.39%
Money Market	791,498	819		0.42%	743,994	778		0.42%
Savings	203,468	58		0.11%	197,873	64		0.13%
Time	432,739	1,460		1.35%	413,673	1,546		1.52%
Total Interest-bearing Deposits	2,042,140	2,916		0.57%	1,957,555	2,966		0.61%

Short Term Borrowings	264,661	232		0.35%	203,518	174		0.35%
Long-term Debt	74,976	204		1.09%	75,062	204		1.10%
Subordinated Debt	44,589	500		4.50%	44,583	499		4.54%
Total Interest-bearing Liabilities	2,426,366	3,852		0.64%	2,280,718	3,843		0.68%

Noninterest-bearing Demand	673,735				623,058
Other Liabilities	25,585				23,462
Shareholders' Equity	312,006				259,012
Total Liabilities & Shareholders' Equity	$3,437,692				$3,186,250

Net Interest Income (taxable equivalent basis)		$27,024				$25,475
Taxable Equivalent Adjustment		(147)				(150)
Net Interest Income		$26,877				$25,325

Total Yield on Earning Assets				3.82%				3.98%
Rate on Supporting Liabilities				0.64%				0.68%
Average Interest Spread				3.18%				3.30%
Net Interest Margin				3.34%				3.46%

(a)	Includes tax-equivalent adjustments (calculated using statutory rates of 21 percent) of $74,000 and $74,000 for the three months ended

June 30, 2021 and March 31, 2021, respectively, resulting from the tax-free municipal securities in the investment portfolio.

(b)	Includes tax-equivalent adjustments (calculated using statutory rates of 21 percent) of $73,000 and $76,000 for the three months ended

June 30, 2021 and March 31, 2021, respectively, resulting from the tax-free municipal loans in the commercial loans portfolio.

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	For the Six Months Ended
(Dollars in thousands)	June 30, 2021				June 30, 2020
	Average			Average	Average			Average
	Balance	Interest		Rates	Balance	Interest		Rates
ASSETS:
Interest Bearing Balances	$1,342	$4		0.60%	$5,414	$33		1.23%
Investment Securities:
Taxable	85,849	815		1.91%	129,035	1,489		2.32%
Tax-Exempt	55,377	702	(a)	2.56%	45,749	594	(a)	2.61%
Total Securities	141,226	1,517		2.17%	174,784	2,083		2.40%

Federal Funds Sold	396,041	177		0.09%	106,324	413		0.78%
Loans and Leases, Net	2,571,075	58,314	(b)	4.57%	2,029,352	47,548	(b)	4.71%
Restricted Investment in Bank Stocks	6,958	181		5.25%	5,850	118		4.06%
Total Earning Assets	3,116,642	60,193		3.89%	2,321,724	50,195		4.35%

Cash and Due from Banks	34,363				29,478
Other Assets	161,661				160,755
Total Assets	$3,312,666				$2,511,957

LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing Demand	$608,259	$1,157		0.38%	$484,139	$1,959		0.81%
Money Market	767,877	1,597		0.42%	539,060	2,478		0.92%
Savings	200,686	122		0.12%	180,302	199		0.22%
Time	423,259	3,006		1.43%	465,863	4,753		2.05%
Total Interest-bearing Deposits	2,000,081	5,882		0.59%	1,669,364	9,389		1.13%

Short-term Borrowings	234,258	406		0.35%	26,146	45		0.35%
Long-term Debt	75,019	408		1.10%	55,135	533		1.94%
Subordinated Debt	44,586	999		4.52%	35,539	909		5.14%
Total Interest-bearing Liabilities	2,353,944	7,695		0.66%	1,786,184	10,876		1.22%

Noninterest-bearing Demand	648,537				461,083
Other Liabilities	24,529				24,860
Shareholders' Equity	285,656				239,830
Total Liabilities & Shareholders' Equity	$3,312,666				$2,511,957

Net Interest Income (taxable equivalent basis)		$52,498				$39,319
Taxable Equivalent Adjustment		(296)				(308)
Net Interest Income		$52,202				$39,011

Total Yield on Earning Assets				3.89%				4.35%
Rate on Supporting Liabilities				0.66%				1.22%
Average Interest Spread				3.24%				3.12%
Net Interest Margin				3.40%				3.41%

(a)	Includes tax-equivalent adjustments (calculated using statutory rates of 21 percent) of $147,000 and $125,000 for the six months ended

June 30, 2021 and June 30, 2020, respectively, resulting from the tax-free municipal securities in the investment portfolio.

(b)	Includes tax-equivalent adjustments (calculated using statutory rates of 21 percent) of $149,000 and $183,000 for the six months ended

June 30, 2021 and June 30, 2020, respectively, resulting from the tax-free municipal loans in the commercial loans portfolio.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.  The statements are valid only as of the date hereof and Mid Penn Bancorp, Inc. disclaims any obligation to update this information.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans, and other assets; sources of liquidity; common shares outstanding; common stock price volatility; the length and extent of the COVID-19 pandemic; fair value of and number of stock-based compensation awards to be issued in future periods; the impact of changes in market values on securities held in Mid Penn’s portfolio; the success and timing of PPP loan repayment and forgiveness; legislation affecting the financial services industry as a whole, and Mid Penn and Mid Penn Bank individually or collectively, including tax legislation; results of the regulatory examination and supervision process and oversight, including changes in monetary policy and capital requirements; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; the availability of financial resources in the amounts, at the times and on the terms required to support Mid Penn and Mid Penn Bank’s future businesses; material differences in the actual financial results of merger, acquisition and investment activities compared with Mid Penn’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements; the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement between Mid Penn and Riverview; the outcome of any legal proceedings that may be instituted against Mid Penn or Riverview; delays in completing the transaction; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction); the failure to obtain shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Mid Penn and Riverview do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; the ability to complete the transaction and integration of Mid Penn and Riverview successfully; the dilution caused by Mid Penn’s issuance of additional shares of its capital stock in connection with the transaction; and other factors that may affect the future results of Mid Penn and Riverview.

For a more detailed description of these and other factors which would affect our results, please see Mid Penn’s filings with the SEC, including those risk factors identified in the "Risk Factors" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent filings with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by Mid Penn on its website or otherwise. Mid Penn assumes no obligation for updating any such forward-looking statements at any time, except as required by law.